Exhibit 23.2

KPMG LLP

515 Broadway

Albany, NY 12207-2974

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Plug Power, Inc.:

We consent to the use of our report dated March 31, 2014, with respect to the consolidated balance sheets of Plug Power Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated by reference in this Registration Statement on Form S-8 of Plug Power Inc. related to the registration of shares for the Plug Power Inc. Amended and Restated 2011 Stock Option and Incentive Plan.

/s/ KPMG LLP

Albany, New York
December 11, 2014